Exhibit 99.1

Primoris Services Corporation Reports Second Quarter 2023 Results

Dallas, TX – August 7, 2023– Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its second quarter ended June 30, 2023 and provided comments on the Company’s operational performance and outlook for 2023.

For the second quarter of 2023, Primoris reported the following highlights (1):

●	Revenue of $1,413.4 million, up $390.4 million, or 38.2 percent, compared to the second quarter of 2022 driven by strong growth in both the Utilities and Energy segments and in part by the PLH and B Comm acquisitions;
●	Net income of $39.0 million, or $0.72 per diluted share, a decrease of $11.1 million, or $0.21 per diluted share, from the second quarter of 2022, primarily due to a $40.1 million gain on sale and leaseback transaction in 2022;
●	Adjusted net income of $43.4 million, or $0.80 per diluted share, an increase of $17.3 million, or $0.32 per diluted share, from the second quarter of 2022;
●	Backlog of $6.6 billion, up 44.1 percent from the second quarter of 2022, including Master Service Agreements (“MSA”) backlog of $2.0 billion, up 15.9 percent from the second quarter of 2022;
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $102.4 million, up $46.2 million, or 82.3 percent, from the second quarter of 2022.
●	Raised EPS and Adjusted EPS guidance ranges to $2.15 to $2.35 and $2.60 to $2.80 per diluted share, respectively.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our second quarter results once again established new records for Primoris, including total backlog and revenue generation,” said Tom McCormick, President and Chief Executive Officer of Primoris. “The growth we continue to see across our businesses indicates that we are well-positioned in the right end markets and that our customers value the quality service and execution provided by our employees.”

“In addition to ongoing success in our strategic markets of renewables, power delivery and communications, we are seeing improved demand for our industrial and pipeline services, which are moving past many of the headwinds experienced during 2022,” he added. “We are encouraged by customer sentiment regarding their upcoming plans, and their interest in an ongoing partnership with Primoris as they continue investing in the years ahead to strengthen North America’s infrastructure.”

“Looking forward to the second half of 2023, I am confident in our teams’ abilities to successfully execute on our expanding backlog of projects safely, efficiently and to the satisfaction of our customers. As a result, I have increasing confidence that we are well-positioned to exceed our goals for 2023 and set a solid foundation for an even stronger year in 2024.”

Second Quarter 2023 Results Overview

Revenue was $1,413.4 million for the three months ended June 30, 2023, an increase of $390.4 million, or 38.2 percent, compared to the same period in 2022. The increase was primarily due to strong growth across our renewables, industrial and pipeline businesses, as well as contributions from the PLH and B Comm acquisitions. Gross profit was $157.3 million for the three months ended June 30, 2023, an increase of $65.2 million, or 70.7 percent, compared to the same period in 2022. The increase was primarily due to an increase in revenue, master service agreement rate increases to mitigate inflationary pressures, primarily in the Utilities segment, and improved margins across several businesses in the

Energy segment. Gross profit as a percentage of revenue increased to 11.1 percent for the three months ended June 30, 2023, compared to 9.0 percent for the same period in 2022, primarily as a result of improved margins in the utilities, pipeline services and renewables businesses.

During the second quarter of 2023, net income was $39.0 million compared to net income of $50.2 million in the prior year. Diluted earnings per share (“EPS”) was $0.72 for the second quarter of 2023 compared to $0.93 for the same period in 2022. The decrease in net income and diluted earnings per share from the previous year can be largely attributed to a $40.1 million gain on sale and leaseback transaction realized in the second quarter of 2022. Adjusted Net Income was $43.4 million for the second quarter, compared to $26.1 million for the same period in 2022. Adjusted diluted EPS was $0.80 for the second quarter of 2023, compared to $0.48 for the second quarter of 2022. The increase in adjusted net income and adjusted diluted EPS was due to increased revenue, including contribution from the PLH and B Comm acquisitions, and improved profitability across multiple end markets in the Energy segment and the Utilities segment. Adjusted EBITDA was $102.4 million for the second quarter of 2023, compared to $56.1 million for the same period in 2022.

In the first quarter of 2023, we changed our reportable segments in connection with the realignment of our internal organization and management structure, and now we report in two segments: Utilities and Energy. Revenue and gross profit for the segments for the three and six months ended June 30, 2023 and 2022 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$640,236	45.3%	$476,121	46.5%
Energy	773,141	54.7%	546,827	53.5%
Total	$1,413,377	100.0%	$1,022,948	100.0%

	For the six months ended June 30,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$1,169,128	43.8%	$834,849	46.2%
Energy	1,501,145	56.2%	972,484	53.8%
Total	$2,670,273	100.0%	$1,807,333	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$66,510	10.4%	$40,356	8.5%
Energy	90,754	11.7%	51,753	9.5%
Total	$157,264	11.1%	$92,109	9.0%

	For the six months ended June 30,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$100,081	8.6%	$62,709	7.5%
Energy	156,916	10.5%	85,885	8.8%
Total	$256,997	9.6%	$148,594	8.2%

Utilities Segment (“Utilities”): Revenue increased by $164.1 million, or 34.5 percent, for the three months ended June 30, 2023, compared to the same period in 2022, primarily due to the acquisitions of PLH and B Comm and increased activity in our legacy power delivery and gas operations markets. Gross profit for the three months ended June 30, 2023 increased by $26.2 million, or 64.8 percent, compared to the same period in 2022. The increase in gross profit is primarily attributable to the higher revenue and the impact of improved rates on power delivery services to offset inflation pressures primarily experienced during 2022. Gross profit as a percentage of revenue increased to 10.4 percent during the three months ended June 30, 2023 compared to 8.5 percent for the same period in 2022.

Energy Segment (“Energy”): Revenue increased by $226.3 million, or 41.4 percent, for the three months ended June 30, 2023, compared to the same period in 2022. The increase year-over-year was primarily due to increased pipeline and renewables project work, increased industrial activity in the Gulf Coast region and contributions from the PLH acquisition. Gross profit for the three months ended June 30, 2023, increased by $39.0 million, or 75.4 percent, compared to the same period in 2022, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 11.7 percent during the three months ended June 30, 2023, compared to 9.5 percent in the same period in 2022. The increase in gross margin is primarily due to strong execution on a pipeline project in the mid-Atlantic in 2023, higher relative carrying costs for equipment and personnel in 2022 caused by lower than anticipated pipeline volumes.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $85.6 million during the quarter ended June 30, 2023, an increase of $25.8 million, or 43.3 percent, compared to 2022. The increase year-over-year was primarily due to the acquisitions of PLH and B Comm. Also contributing to the increase was higher incentive compensation costs associated with improved operational performance and an increase in headcount to support revenue growth. SG&A expense as a percentage of revenue increased to 6.1 percent in the second quarter of 2023, compared to 5.8 percent in the second quarter 2022.

Interest expense, net for the quarter ended June 30, 2023 was $16.9 million compared to $4.7 million for the quarter ended June 30, 2022. The increase of $12.2 million was due to higher average debt balances from the borrowings incurred related to the PLH acquisition and higher average interest rates, partially offset by a $3.2 million unrealized gain on our interest rate swaps in 2023. Interest expense for the full year 2023 is expected to increase to approximately $73 to $77 million due to higher average debt balances and higher interest rates.

The effective tax rate on income for the six months ended June 30, 2023 of 29.0% differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the six months ended June 30, 2023 of $16.5 million compared to $12.5 million for the six months ended June 30, 2022. The $4.0 million increase in income tax expense is primarily driven by a higher effective tax rate in 2023, partially offset by a $4.2 million decrease in pretax income.

Outlook

The Company is raising its estimates for the year ending December 31, 2023. Net income is expected to be between $2.15 and $2.35 per fully diluted share. Adjusted EPS is estimated in the range of $2.60 to $2.80 for 2023. Adjusted EBITDA for the full year 2023 is expected to range from $360 million to $380 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2023. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent and Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2023 to now be approximately 29 percent, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1-4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	Backlog at June 30, 2023
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$150.7	$1,829.2	$1,979.9
Energy	4,394.3	215.0	4,609.3
Total	$4,545.0	$2,044.2	$6,589.2

At June 30, 2023, Fixed Backlog was $4.5 billion, an increase of $1.0 billion compared to our backlog at March 31, 2023 and December 31, 2022. MSA Backlog was $2.0 billion, flat compared to backlog on March 31, 2023 and up $0.1 billion from December 31, 2022. MSA Backlog represents estimated MSA revenue for the next four quarters. Total Backlog as of June 30, 2023 was $6.6 billion, which represented a new record for the Company. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 71 percent of the total backlog at June 30, 2023, comprised of backlog of approximately: 100 percent of the Utilities segment and 59 percent of the Energy segment.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At June 30, 2023, the Company had $122.7 million of unrestricted cash and cash equivalents. In the second quarter of 2023, capital expenditures were $28.5 million, including $16.6 million in construction equipment purchases. Capital expenditures for the six months ended June 30, 2023 were $42.4 million, including $21.0 million in construction equipment purchases. The Company estimates capital expenditures for the full year 2023 to total between $80 million and $100 million, which includes $40 million to $60 million for equipment. For the remaining six months of 2023, capital expenditures are expected to total between $40 million and $60 million, which includes $20 million to $40 million for equipment.

The Company also announced that on August 2, 2023, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on September 29, 2023, payable on approximately October 13, 2023. During the six months ended June 30, 2023 the Company did not purchase any shares of common stock under its share purchase program. As of June 30, 2023, the Company had $19.0 million remaining for purchase under the share purchase program. The share purchase plan expires on December 31, 2023.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, August 8, 2023, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a premier specialty contractor providing critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system as a result of recent bank failures; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contacts
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue	$1,413,377	$1,022,948	$2,670,273	$1,807,333
Cost of revenue	1,256,113	930,839	2,413,276	1,658,739
Gross profit	157,264	92,109	256,997	148,594
Selling, general and administrative expenses	85,571	59,730	163,581	115,184
Transaction and related costs	898	5,199	3,593	5,522
Gain on sale and leaseback transaction	—	(40,084)	—	(40,084)
Operating income	70,795	67,264	89,823	67,972
Other income (expense):
Foreign exchange gain, net	376	560	1,302	444
Other income, net	713	155	1,044	146
Interest expense, net	(16,884)	(4,705)	(35,349)	(7,581)
Income before provision for income taxes	55,000	63,274	56,820	60,981
Provision for income taxes	(15,968)	(13,120)	(16,478)	(12,501)
Net income	39,032	50,154	40,342	48,480

Dividends per common share	$0.06	$0.06	$0.12	$0.12

Earnings per share:
Basic	$0.73	$0.94	$0.76	$0.91
Diluted	$0.72	$0.93	$0.75	$0.90

Weighted average common shares outstanding:
Basic	53,301	53,263	53,243	53,251
Diluted	54,324	53,852	54,083	53,815

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$122,692	$248,692
Accounts receivable, net	818,284	663,119
Contract assets	786,909	616,224
Prepaid expenses and other current assets	142,949	176,350
Total current assets	1,870,834	1,704,385
Property and equipment, net	480,598	493,859
Operating lease assets	249,609	202,801
Intangible assets, net	237,945	249,381
Goodwill	857,650	871,808
Other long-term assets	25,388	21,786
Total assets	$3,722,024	$3,544,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$513,412	$534,956
Contract liabilities	417,995	275,947
Accrued liabilities	278,432	245,837
Dividends payable	3,199	3,187
Current portion of long-term debt	76,151	78,137
Total current liabilities	1,289,189	1,138,064
Long-term debt, net of current portion	1,036,971	1,065,315
Noncurrent operating lease liabilities, net of current portion	171,477	130,787
Deferred tax liabilities	30,223	57,101
Other long-term liabilities	44,626	43,915
Total liabilities	2,572,486	2,435,182
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	269,031	263,771
Retained earnings	881,628	847,681
Accumulated other comprehensive income	(1,127)	(2,620)
Total stockholders’ equity	1,149,538	1,108,838
Total liabilities and stockholders’ equity	$3,722,024	$3,544,020

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net income	$40,342	$48,480
Adjustments to reconcile net income to net cash used in operating activities (net of effect of acquisitions):
Depreciation and amortization	54,754	40,778
Stock-based compensation expense	5,388	3,995
Gain on sale of property and equipment	(14,735)	(9,972)
Gain on sale and leaseback transaction	—	(40,084)
Unrealized gain on interest rate swap	(2,745)	(4,571)
Other non-cash items	982	579
Changes in assets and liabilities:
Accounts receivable	(154,016)	(105,690)
Contract assets	(170,479)	(63,640)
Other current assets	27,291	(54,142)
Other long-term assets	(1,230)	(13,118)
Accounts payable	(21,959)	62,877
Contract liabilities	136,202	9,798
Operating lease assets and liabilities, net	2,354	(1,088)
Accrued liabilities	16,037	34,932
Other long-term liabilities	982	(247)
Net cash used in operating activities	(80,832)	(91,113)
Cash flows from investing activities:
Purchase of property and equipment	(42,392)	(65,815)
Proceeds from sale of assets	23,465	11,184
Proceeds from sale and leaseback transaction, net of related expenses	—	49,887
Cash paid for acquisitions, net of cash and restricted cash acquired	9,300	(39,631)
Net cash used in investing activities	(9,627)	(44,375)
Cash flows from financing activities:
Borrowings under revolving lines of credit	390,000	77,379
Payments on revolving lines of credit	(370,000)	(12,379)
Proceeds from issuance of long-term debt	—	30,000
Payments on long-term debt	(51,234)	(55,957)
Dividends paid	(6,383)	(6,390)
Purchase of common stock	—	(3,370)
Other	(3,497)	(3,083)
Net cash (used in) provided by financing activities	(41,114)	26,200
Effect of exchange rate changes on cash, cash equivalents and restricted cash	946	(45)
Net change in cash, cash equivalents and restricted cash	(130,627)	(109,333)
Cash, cash equivalents and restricted cash at beginning of the period	258,991	205,643
Cash, cash equivalents and restricted cash at end of the period	$128,364	$96,310

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	a	2023	2022
Net income as reported (GAAP)	$39,032	$50,154		$40,342	$48,480
Non-cash stock based compensation	3,009	2,442		5,388	3,995
Transaction/integration and related costs	898	5,199		3,593	5,522
Amortization of intangible assets	5,363	3,463		11,437	7,073
Amortization of debt issuance costs	491	283		982	566
Unrealized gain on interest rate swap	(3,213)	(1,675)		(2,745)	(4,571)
Change in fair value of contingent consideration	(449)	—		(694)	—
Gain on sale and leaseback transaction	—	(40,084)		—	(40,084)
Income tax impact of adjustments	(1,769)	6,302		(5,209)	5,637
Adjusted net income	$43,362	$26,084		$53,094	$26,618
Weighted average shares (diluted)	54,324	53,852		54,083	53,815
Diluted earnings per share	$0.72	$0.93		$0.75	$0.90
Adjusted diluted earnings per share	$0.80	$0.48		$0.98	$0.49

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income as reported (GAAP)	$39,032	$50,154	$40,342	$48,480
Interest expense, net	16,884	4,705	35,349	7,581
Provision for income taxes	15,968	13,120	16,478	12,501
Depreciation and amortization	27,021	20,606	54,754	40,778
EBITDA	98,905	88,585	146,923	109,340
Non-cash stock based compensation	3,009	2,442	5,388	3,995
Transaction/integration and related costs	898	5,199	3,593	5,522
Change in fair value of contingent consideration	(449)	—	(694)	—
Gain on sale and leaseback transaction	—	(40,084)	—	(40,084)
Adjusted EBITDA	$102,363	$56,142	$155,210	$78,773

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2023

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$116,500	$127,500
Non-cash stock based compensation	11,000	11,000
Amortization of intangible assets	21,500	21,500
Amortization of debt issuance costs	1,900	1,900
Unrealized gain on interest rate swap	(2,700)	(2,700)
Transaction/integration and related costs	3,500	3,500
Change in fair value of contingent consideration	(700)	(700)
Income tax impact of adjustments (1)	(10,000)	(10,000)
Adjusted net income	$141,000	$152,000
Weighted average shares (diluted)	54,200	54,200
Diluted earnings per share	$2.15	$2.35
Adjusted diluted earnings per share	$2.60	$2.80

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2023

(In Thousands)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$116,500	$127,500
Interest expense, net	73,000	77,000
Provision for income taxes	47,700	52,700
Depreciation and amortization	109,000	109,000
EBITDA	$346,200	$366,200
Non-cash stock based compensation	11,000	11,000
Transaction/integration and related costs	3,500	3,500
Change in fair value of contingent consideration	(700)	(700)
Adjusted EBITDA	$360,000	$380,000